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                                                                      Exhibit 15
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August 22, 1994


Koger Equity, Inc.
3986 Boulevard Center Drive
Jacksonville, Florida  32207

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Koger Equity, Inc. and subsidiaries for the periods ended March 31, 1994 and 1993 and June 30, 1994 and 1993, as indicated in our reports dated May 6, 1994 and August 3, 1994, respectively, which include an explanatory paragraph relating to an uncertainty pertaining to pending litigation (which litigation has been settled, subject to court approval); because we did not perform an audit, we expressed no opinion on such interim financial information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP
Jacksonville, Florida